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                                                                      EXHIBIT 12

                        LORAL SPACE & COMMUNICATIONS LTD.

          COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                    SIX MONTHS ENDED
                                                                                                         JUNE 30,
                                                                                               -------------------------
                                                                                                 2002            2001
                                                                                               ---------       ---------
Income (loss) before income taxes, equity in net loss of affiliates, minority interest
  and cumulative effect of change in accounting principle ...............................      $   5,319       $ (71,382)
Plus fixed charges:
  Interest expense ......................................................................         52,833         107,559
  Interest component of rent expense (1) ................................................          7,612           8,575
Less: capitalized interest ..............................................................         15,878          11,115
                                                                                               ---------       ---------
Earnings available to cover fixed charges ...............................................      $  49,886       $  33,637
                                                                                               =========       =========
Fixed charges (2) .......................................................................      $(119,219)      $(172,951)
                                                                                               =========       =========
Deficiency of earnings to cover fixed charges ...........................................      $ (69,333)      $(139,314)
                                                                                               =========       =========

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(1)   The interest component of rent expense is deemed to be approximately 25%
      of total rent expense.

(2) Preferred dividends have not been adjusted for income taxes, due to the composition of the taxing jurisdictions underlying the Company's operations and the resulting impact on the Company's effective tax rate.